Exhibit 99.1

EARNINGS RELEASE	October 20, 2004

NORTHWEST PIPE REPORTS

STRONG THIRD QUARTER 2004 RESULTS

Portland, Oregon, October 20, 2004…Northwest Pipe Company (NASDAQ: NWPX) today reported its highest quarterly earnings in six years. The company reported sales of $75.3 million compared to $66.7 million in the third quarter of 2003. Net income was $3.9 million, or $0.58 per diluted share, compared to $2.1 million, or $0.31 per diluted share, in the third quarter of 2003. “Our third quarter net income was an improvement over the second quarter as well,” said Brian Dunham, chief executive officer. “Looking ahead to the rest of the year, we also expect a strong fourth quarter.”

Water Transmission

Sales in the Water Transmission Group were $46.2 million in the third quarter of 2004, compared to $39.7 million for the third quarter of 2003. The gross profit for this Group was $8.9 million, or 19.3% of sales, compared to $9.3 million, or 23.5% of sales, last year.

“The Water Transmission Group’s gross profits and gross margin percentage in the third quarter of 2004 were somewhat lower compared to the previous year. The majority of the decrease was due to product mix and to the impact of higher steel costs,” said Dunham. “Margins are expected to improve slightly in the fourth quarter of 2004.”

Tubular Products

The Tubular Products Group’s sales improved to $29.0 million in the third quarter of 2004 compared to $27.0 million reported for the third quarter last year. Gross profit was $5.2 million in the third quarter of this year compared to $857,000 in the third quarter of 2003. Gross profit as a percent of sales was 17.8% this quarter, compared to 3.2% in 2003.

“While sales improved over last year, the tubular products market slowed towards the end of the third quarter,” Dunham reported. “The improvement in revenue and gross profit resulted from higher prices for our products that were driven by passing through higher steel costs.”

Outlook

The water transmission market has been substantially stronger in 2004 than in the past two years. In fact, the total market through the third quarter of 2004 exceeds the total market for the full year of 2003. As a result, backlog has grown and stands at $125 million as of September 30, 2004 compared to $79 million a year ago. Water transmission bidding activity is expected to continue at a very solid level through the end of the year, leading to higher production levels and improved results in the fourth quarter and into 2005.

The cost and availability of steel continues to have a limited impact on the Water Transmission Group. “Higher steel costs have been partially responsible for lower margins in the first nine months of 2004, but the impact is declining and we expect it to be even less in the fourth quarter of the year,” noted Dunham.

Demand in the Tubular Products Group is expected to decrease in the fourth quarter, because of normal seasonality, and then increase again in the first quarter of next year. “ We expect our gross margin percentage will be consistent with or slightly down from the current level as pricing remains strong,” said Dunham. “However, continued uncertainty in steel costs makes it difficult to project gross profit.”

About Northwest Pipe

Northwest Pipe Company manufactures welded steel pipe in two business segments. Its Water Transmission Group is a leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water transmission in the United States and Canada. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial and mechanical applications. The company is headquartered in Portland, Oregon and operates eleven manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Brian Dunham and statements in the “Outlook” section of this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

CONTACT:	Brian Dunham
Chief Executive Officer
503-382-2332

NORTHWEST PIPE COMPANY

STATEMENTS OF OPERATIONS

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Net Sales:
Water Transmission	$46,242	$39,705	$120,154	$111,676
Tubular Products	29,022	27,018	91,467	74,236

Net Sales	75,264	66,723	211,621	185,912

Cost of Sales:
Water Transmission	37,322	30,372	97,365	87,440
Tubular Products	23,870	26,161	79,884	73,928

Total Cost of Sales	61,192	56,533	177,249	161,368

Gross Profit:
Water Transmission	8,920	9,333	22,789	24,236
Tubular Products	5,152	857	11,583	308

Gross Profit	14,072	10,190	34,372	24,544

Selling, General and Administrative	5,989	5,425	16,593	16,983

Operating Income	8,083	4,765	17,779	7,561

Interest Expense	1,679	1,384	4,558	3,984

Income Before Income Taxes	6,404	3,381	13,221	3,577

Provision for Income Taxes	2,466	1,326	5,090	1,403

Net Income	$3,938	$2,055	$8,131	$2,174

Basic Earnings per Share	$0.59	$0.31	$1.23	$0.33

Diluted Earnings per Share	$0.58	$0.31	$1.21	$0.33

Shares Used in Per Share Calculation:
Basic	6,627	6,555	6,601	6,551

Diluted	6,791	6,687	6,735	6,659